Exhibit 4.6

2016 RESTATEMENT

NATIONAL FUEL GAS COMPANY TAX-DEFERRED SAVINGS PLAN

AMENDMENT NO. 2

Under Section 11.1 of the National Fuel Gas Company Tax-Deferred Savings Plan (the “Plan”), National Fuel Gas Company reserved the right to modify or amend the Plan. This Amendment No. 2 of the Plan (the “Amendment”) is adopted to identify eligible employees who were allowed to participate without regard to the age requirement contained in section 2.1(a)(2). The changes in this Amendment are effective as of December 1, 2015.

This Amendment supersedes the provisions of the Plan to the extent those provisions are inconsistent with the provisions of this Amendment.

The Plan is amended in the following respects:

1.    Schedule B, which identifies the Listed Participants referenced in Section 2.1, is amended to add the following:

Gregory J. Hamilton (effective December 1, 2015)

2.    In all other respects, the Plan remains unchanged.

NATIONAL FUEL GAS COMPANY

/s/ akk	By:	/s/ P. M. Ciprich
	Name:	P. M. Ciprich
	Title:	Senior VP, General Counsel & Secretary
	Date:	March 16, 2016